Exhibit 99.1

NEOGENOMICS, INC.

PRESS RELEASE

FOR IMMEDIATE RELEASE

NeoGenomics Reports Record Revenue of $18.3 Million, Adjusted EBITDA of $2.7 Million and Net Income of $0.02 per Share for the Fourth Quarter 2013

Company Set to Launch Next Generation Sequencing Services in March 2014

Ft. Myers, Florida - February 19, 2014 - NeoGenomics, Inc. (NASDAQ: NEO), a leading provider of cancer-focused genetic testing services today reported its results for the fourth quarter and full year of 2013.

Fourth Quarter 2013 Highlights:

•	Revenue growth of 23%

•	Test volume growth of 28%

•	Gross Profit Margin of 50.0% versus 43.2% last year

•	Adjusted EBITDA(1) growth of 90%

•	Net Income of $0.02 per share versus $0.00 last year

Revenue for the fourth quarter was $18.3 million, a 23% increase over fourth quarter 2012 revenue. Test volume increased by 28%, while average revenue per test declined by 3.7%. Average cost of goods sold per test declined by 15.3% driven by continued productivity improvements, increased leverage from higher volumes, and other cost containment initiatives. As a result, gross profit increased by 42% to $9.2 million and gross margin increased to 50.0% from 43.2% in the prior year.

Total operating expenses increased by 27.6% from last year’s fourth quarter, primarily as a result of additional sales representatives, increases in billing and information technology costs, and an increase in stock-based compensation expense related to the increase in the Company’s stock price in the fourth quarter 2013.

Net income for the quarter was $857,000, or $0.02 per share, versus a net loss of $(113,000), or $(0.00) per share, in last year’s fourth quarter. Adjusted EBITDA(1) improved by 90% to $2.7 million in Quarter 4 from $1.4 million last year.

For fiscal year 2013, revenue was $66.5 million, an 11% increase from 2012. Test volume increased by 20%, while average revenue per test declined by 7.3%. Revenue growth was driven by an expanded menu of tests and an increasing client base. Average cost of goods sold per test declined by 12.2%. As a result, gross profit increased by 18% to $31.7 million and gross margin increased to 47.8% from 44.8% in 2012.

Total operating expenses for fiscal year 2013 increased by 11.5% from 2012, primarily as a result of additional sales representatives and increases in billing and information technology expenses. Net income for 2013 was $2.0 million, or $0.04 per share, versus $0.00 per share in 2012. Adjusted EBITDA(1) improved by 42% to $8.5 million in 2013 from $6.0 million in 2012.

Douglas M. VanOort, the Company’s Chairman and CEO commented, “We are very proud of both our fourth quarter and full year results. Despite continued pressure on reimbursement, we achieved strong revenue growth and sharply increased gross margins. Our stream of innovative new tests and consistently high service levels is attracting new clients, and we are gaining market share. We have also been successful at increasing productivity and reducing costs. As a result, we were able to drive 80% of the year-over-year revenue increase to gross profit in the fourth quarter, and increase net income by almost $1.0 million, despite a 3.7% reduction in average revenue-per-test over the same period.”

Mr. VanOort continued, “Our brisk pace of innovation continues. During 2013, we launched approximately 40 new molecular tests and NeoTYPE cancer profiles. With 68 new molecular tests launched over the last two years, we now have one of the broadest molecular testing menus in the world. Our comprehensive test menu is attracting the interest of both traditional clients and of the pharmaceutical industry.”

He added, “We are very enthusiastic about our growth plans for 2014. We expect to launch Next Generation Sequencing testing in March, and we are making significant progress developing our new NeoSCORETM Prostate Cancer Test. The preliminary results of our first trial have now been published online in the Genetic Testing and Molecular Biomarkers Journal and we recently completed a second trial which has largely confirmed the results of the first trial. In addition, we are off to a good start in our new strategic alliance with Covance, and expect growth of our clinical trials business as the year progresses.

Mr. VanOort concluded, “Although there is uncertainty regarding new guidance from CMS’ National Correct Coding Initiative (NCCI) on how to properly bill for FISH testing for Medicare beneficiaries, we believe reimbursement for the rest of our testing and from our non-Medicare payers will remain reasonably stable in 2014. We also expect to reduce costs per test by another 8-10% this year. In addition, we are increasingly focused on exploring mergers and/or acquisitions as a means to increase our scale and to diversify our portfolio.”

First Quarter and Full-Year 2014 Financial Outlook:

The Company also issued preliminary guidance for the full year and fiscal first quarter of 2014 today. Before factoring in any potential impacts from a negative resolution of the NCCI FISH edit issue (see below), which currently remains unresolved, the Company expects revenue of $73 - $77 million and net income of $0.05 - $0.07 per share in FY 2014. For the fiscal first quarter, the company expects revenue of $18.8 - $19.3 million and net income of $0.01 - $0.02 per share.

(1)	Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, non-recurring moving expense for the move of our facility in Irvine, California in 2012, and non-cash stock-based compensation expenses. See table for a reconciliation to net income.

While NeoGenomics is still determining the impacts that might arise from a negative resolution of the NCCI FISH edit issue, the Company preliminarily estimates that it may result in a reduction of approximately $3 million of revenue and $0.04 per share of net income for the full year 2014 with the impact concentrated more in the first half of the year. For the first quarter of 2014, a negative resolution of this issue may result in a reduction of approximately $1.0 million of revenue and $0.02 per share of net income.

The Company reserves the right to adjust this guidance at any time based on the ongoing execution of its business plan. Current and prospective investors are encouraged to perform their own due diligence before buying or selling any of the Company’s securities, and are reminded that the foregoing estimates should not be construed as a guarantee of future performance.

Recent Guidance from the National Correct Coding Initiative on FISH Testing

In December 2013, the Centers for Medicare and Medicaid Services (CMS) issued new guidance through their National Correct Coding Initiative (NCCI) Policy Manual which could potentially change how laboratories account for the quantity of FISH probes being billed to CMS. The Company issued a Form 8-K with the SEC this morning discussing this issue in detail, and there is now a link on the homepage of the Company’s website with a more complete discussion of the issue as well as a copy of a recent letter to the Medical Director of the NCCI requesting clarification on the issue.

Conference Call

The Company has scheduled a web-cast and conference call to discuss their Q4 2013 and full year 2013 results on Wednesday February 19, 2014 at 11:00 AM EST. Interested investors should dial (877) 407-8035 (domestic) and (201) 689-8035 (international) at least five minutes prior to the call and ask for Conference ID Number 13574927. A replay of the conference call will be available until 11:59 PM on March 5, 2014 and can be accessed by dialing (877) 660-6853 (domestic) and (201) 612-7415 (international). The playback conference ID Number is 13574927. The web-cast may be accessed under the Investor Relations section of our website at www.neogenomics.com or http://www.investorcalendar.com/IC/CEPage.asp?ID=172163. An archive of the web-cast will be available until 11:59 PM on May 19, 2014.

About NeoGenomics, Inc.

NeoGenomics, Inc. is a high-complexity CLIA - certified clinical laboratory that specializes in cancer genetics diagnostic testing, the fastest growing segment of the laboratory industry. The company’s testing services include cytogenetics, fluorescence in-situ hybridization (FISH), flow cytometry, immunohistochemistry, anatomic pathology and molecular genetic testing. Headquartered in Fort Myers, FL, NeoGenomics has labs in Nashville, TN, Irvine, CA, Tampa, FL and Fort Myers, FL. NeoGenomics services the needs of pathologists, oncologists, pharmaceutical firms, other clinicians and hospitals throughout the United States. For additional information about NeoGenomics, visit http://www.neogenomics.com.

Interested parties can also access investor relations material from Hawk Associates at http://www.hawkassociates.com or neogenomics@hawk.com and from Zack’s Investment Research at http://www.zacks.com or scr@zacks.com.

Forward Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements. These forward looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward looking statements, Actual results could differ materially from such statements expressed or implied herein. Factors that might cause such a difference include, among others, the company’s ability to continue gaining new customers, offer new types of tests, and otherwise implement its business plan. As a result, this press release should be read in conjunction with the company’s periodic filings with the SEC.

For further information, please contact:

NeoGenomics, Inc.	Hawk Associates, Inc.
Steven C. Jones	Ms. Julie Marshall
Director of Investor Relations	(305) 451-1888
(239) 325-2001	neogenomics@hawkassociates.com
sjones@neogenomics.com

NeoGenomics, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	December 31, 2013	December 31, 2012
ASSETS

Cash, cash equivalents	$4,834	$1,868

Accounts Receivable (net of allowance for doubtful accounts of $4,540 and $3,002, respectively)	18,653	14,034

Other Current Assets	4,004	2,679

TOTAL CURRENT ASSETS	27,491	18,581

PROPERTY AND EQUIPMENT (net of accumulated depreciation of $14,478 and $10,289, respectively)	9,694	8,607

INTANGIBLE ASSETS (net of accumulated amortization of $405 and $182, respectively)	2,577	2,800

OTHER ASSETS	154	83

TOTAL	$39,916	$30,071

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES	$14,323	$17,758

LONG TERM LIABILITIES	3,882	3,097

TOTAL LIABILITIES	18,205	20,855

STOCKHOLDERS’ EQUITY	21,711	9,216

TOTAL	$39,916	$30,071

NeoGenomics, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	For the Three-Months Ended December 31,		For the Year Ended December 31,
	2013	2012	2013	2012

NET REVENUE	$18,323	$14,893	$66,467	$59,867

COST OF REVENUE	9,160	8,460	34,730	33,031

GROSS PROFIT	9,163	6,433	31,737	26,836

OPERATING EXPENSES
General and administrative	4,823	4,097	17,397	15,843
Research and development	649	448	2,440	2,281
Sales and marketing	2,487	1,692	8,726	7,501

Total operating expenses	7,959	6,237	28,563	25,625

INCOME FROM OPERATIONS	1,204	196	3,174	1,211

INTEREST AND OTHER INCOME (EXPENSE) - NET	(241)	(309)	(989)	(1,146)

INCOME (LOSS) BEFORE TAXES	963	(113)	2,185	65

INCOME TAXES	106	—	152	—

NET INCOME (LOSS)	$857	$(113)	$2,033	$65

NET INCOME (LOSS) PER SHARE
- Basic	$0.02	$(0.00)	$0.04	$0.00

- Diluted	$0.02	$(0.00)	$0.04	$0.00

WEIGHTED AVG NUMBER OF SHARES OUTSTANDING
- Basic	49,021	45,273	48,263	45,027

- Diluted	53,638	45,273	52,775	48,715

NeoGenomics, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	For the Year Ended December 31, 2013	For the Year Ended December 31, 2012

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$2,227	$(492)

NET CASH USED IN INVESTING ACTIVITIES	(2,011)	(3,652)

NET CASH PROVIDED BY FINANCING ACTIVITIES	2,750	3,384

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,966	(760)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,868	2,628

CASH AND CASH EQUIVALENTS, END OF PERIOD	$4,834	$1,868

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Interest paid	$1,073	$1,108

Income taxes paid	$17	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Purchase of licenses	$—	$1,945

Equipment leased under capital lease and equipment loans	$3,249	$2,782

NeoGenomics, Inc.

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP EBITDA AND ADJUSTED EBITDA

(Unaudited, in thousands)

	For the Three-Months Ended December 31,		For the Year Ended December 31,
	2013	2012	2013	2012

Net income (loss) (Per GAAP)	$857	$(114)	$2,033	$65

Adjustments to Net Income (Loss):
Interest expense (income), net	241	311	989	1,146
Amortization of intangibles	56	56	223	182
Income tax expense	106	—	152	—
Depreciation	1,074	1,088	4,189	3,637

EBITDA	2,334	1,341	7,586	5,030

Further Adjustments to EBITDA:
Non-recurring costs	—	—	—	170
Non-cash stock-based compensation	399	99	929	798

Adjusted EBITDA (non-GAAP)	$2,733	$1,440	$8,515	$5,998

Non - GAAP Adjusted EBITDA Definition

“Adjusted EBITDA” is defined by NeoGenomics as net income from continuing operations before (i) interest expense, (ii) tax expense, (iii) depreciation and amortization expense, (iv) non-cash stock-based compensation and warrant amortization expense and (v) other extraordinary or non-recurring charges. NeoGenomics believes that Adjusted EBITDA provides a more consistent measurement of operating performance and trends across reporting periods by excluding these cash and non-cash items of expense not directly related to ongoing operations from income. Adjusted EBITDA also assists investors in performing analysis that is consistent with financial models developed by research analysts.

Adjusted EBITDA as defined by NeoGenomics is not a measurement under GAAP and may differ from non-GAAP measures used by other companies. There are limitations inherent in non-GAAP financial measures such as Adjusted EBITDA because they exclude a variety of charges and credits that are required to be included in a GAAP presentation, and do not therefore present the full measure of NeoGenomics recorded costs against its net revenue. Accordingly, investors should consider non-GAAP results together with GAAP results in analyzing NeoGenomics financial performance.

NeoGenomics, Inc.

Supplemental Information on Customer Requisitions Received and Tests Performed

(Unaudited, in thousands, except test and requisition data)

	For the Three-Months Ended December 31, 2013	For the Three-Months Ended December 31, 2012	% Inc (Dec)	For the Year Ended December 31, 2013	For the Year Ended December 31, 2012	% Inc (Dec)

Requisitions Rec’d (cases)	25,215	19,971	26.3%	88,431	73,773	19.9%
Number of Tests Performed	38,987	30,513	27.8%	137,317	114,606	19.8%
Avg. # of Tests / Requisition	1.55	1.53	1.2%	1.55	1.55	0.0%

Total Testing Revenue	$18,323	$14,893	23.0%	$66,467	$59,867	11.0%
Avg. Revenue/Requisition	$726.69	$745.74	(2.6)%	$751.63	$811.50	(7.4)%
Avg. Revenue/Test	$469.99	$488.09	(3.7)%	$484.04	$522.37	(7.3)%

Total Cost of Revenue	$9,160	$8,460	8.3%	$34,730	$33,031	5.1%
Avg. Cost/Requisition	$363.29	$423.60	(14.2)%	$392.73	$447.73	(12.3)%
Avg. Cost/Test	$234.96	$277.25	(15.3)%	$252.92	$288.21	(12.2)%